Exhibit 10.47

PURCHASE AND SETTLEMENT AGREEMENT

by and between

ELIXIR GAMING TECHNOLOGIES, INC.

(formerly known as VendingData Corporation);

on the one hand

And

SHUFFLE MASTER, INC.,

on the other hand

Dated as of March_______, 2009

PURCHASE AND SETTLEMENT AGREEMENT

THIS PURCHASE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of March _____, 2009 (the “Execution Date”), by and between (i) Elixir Gaming Technologies, Inc., a Nevada corporation (formerly known as VendingData Corporation) (“Seller”); and (ii) Shuffle Master, Inc., a Minnesota Corporation (“Buyer,” and together with Seller, the “Parties”).

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Acquired Assets and the Parties desire to settle litigation between them.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1              Certain Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” mean the assets, products and properties listed in Section 2.2(a); however, the Acquired Assets shall exclude any Excluded Asset.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, including subsidiaries, and parent companies of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 50% or more of the voting capital stock, assets or other ownership interests, directly or indirectly, of any other Person.  In the case of Seller, Melco International Development Ltd and its direct and indirect subsidiaries of which it owns more than 50% shall be considered “Affiliates” for purposes of this Agreement.

“Applicable Rate” means interest at a rate per annum equal to the prime rate of interest announced from time to time in The Wall Street Journal plus one percent (1%), calculated on the basis of the actual number of days elapsed over 365.

“And” means “or”; and “or” means “and”, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.

“Code” means:  the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” means the same as in the Non-Disclosure Agreement.

“Equipment” means all machinery, apparatuses, and equipment, and related software (excluding, however, Inventory) which are owned by Seller and unique to and used in the manufacture or operation of the Acquired Assets.

“Excluded Assets” has the meaning as ascribed thereto in Section 2.2(c).

“Gaming Permits” mean gaming, regulatory body, certifying agency, governmental, or regulatory licenses or approvals, or similar rights or documents applicable to any of the Acquired Assets.

“Gaming Product Approvals” mean any documentation related to the Acquired Assets issued by a gaming regulatory body and other approving/testing gaming laboratory (e.g. Gaming Laboratory International, a/k/a GLI) indicating and/or certifying that a particular item or product that has been submitted to such entity for proper approval is either approved or rejected for use in a particular gaming jurisdiction.

“Indebtedness” means the following, including, without limitation, with respect to any Lender, whether known or unknown, fixed or unfixed, contingent, accrued or unaccrued, liquidated or unliquidated:  (i) any debts, liabilities or obligations of Seller for borrowed money or otherwise; (ii) any debts, liabilities or obligations evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise (including without limitation trade payables and other current liabilities); (iv) any commitment by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any debts, liabilities or obligations guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any debts, liabilities or obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Seller assures a creditor against loss; (vii) any debts, liabilities or obligations secured by a lien on Seller’s assets; (viii) any amounts owed by Seller to any Person under any non-competition, consulting or deferred compensation arrangements; and (ix) all other debts, liabilities or obligations of any kind or nature.  The term “Indebtedness,” however, shall expressly exclude any obligation of an Affiliate of Seller.

“Intellectual Property” means each of the following in any jurisdiction throughout the world:  (i) patents, patent applications, divisionals, continuations, continuations in part, reissues, reexams and associated patent families, whether in the United States or in other countries; (ii) trademarks, service marks, trade dress, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and any internet domain names that incorporate or refer to the names of any of the Products, together with all goodwill associated with each of the foregoing, all of the foregoing, whether registered or common-law; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software used in the Products (including but not limited to source code, executable code, data, databases and documentation); and (vii) all rights to make, have made, use, have used, sell, offer for sale, lease, promote and otherwise deal with the Products.

“Inventory” means all Product finished goods and related Product packaging materials owned by Seller in either Seller’s or a third party’s possession as at the date hereof, and wherever located, including consignment inventory.  For the avoidance of doubt, (a) any Product finished good sold (whether by way of an outright sale, hire-purchase or capital lease) by the Seller to a third party prior to Closing but the price thereof has not been fully paid by the relevant purchaser shall not be regarded as being owned by the Seller or included in the Inventory for the purpose of this Agreement notwithstanding the fact that the Seller may retain possession, title, vendor’s lien on or other similar rights in such non-fully paid Product finished goods and (b) any Product which Seller permits any of its distributors (or any sub-distributors of such distributors), including, without limitation, Suzo Happ, to retain for use by such distributor or sub-distributor shall be excluded from the Inventory and shall not be counted for purposes of the Inventory Adjustment.

“Law” means any federal, state, provincial, administrative, tribunal, gaming, local or foreign law, statute, code, ordinance, rule, regulation or restriction (including those of administrative agencies), including without limitation, RoHS, CE, UL and CUL.

“Legal Gaming Venues” mean all casinos, gaming operators or other places where gaming or wagering is legal and properly licensed by Law.

“Lenders” means Bricoleur Partners, L.P., Bricoleur Enhanced, L.P., BRIC 6, L.P., Bricoleur Offshore Ltd., Premier Trust of Nevada, Premier Trust, Inc., Central Leasing Co. of NJ, LLC, Madison Leasing Co., Inc. and each of their respective predecessor and successor entities, and “Lender” means any one of the foregoing.

“Lien” means any transfer restriction, mortgage, security interest, deed of trust, option, right of first refusal, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Litigation” means Shuffle Master, Inc. v. VendingData Corporation, Case No. 2:04-CV-1373-BES-(LRL) pending in the U.S. District Court, District of Nevada.

“Loss” means any loss, liability, demand, claim, obligation, action, cause of action, cost, damage, diminution in value, lost profits, deficiency, Tax, penalty, fine or expense, including without limitation, interest, penalties, lost profits, attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement, (such as expert witness fees) of any of the foregoing and the enforcement of any rights hereunder), and whether known or unknown, fixed or unfixed, contingent or accrued, but excluding only unforeseeable, speculative,  and, unless the applicable Party has committed actual fraud, exemplary and punitive damages.

“Patents” mean the issued patents and pending patent applications of Seller and each of their patent families used in or relating to the Acquired Assets, including but not limited to the following: patents, patent applications, divisionals, continuations, continuations in part, reissues, reexams and associated patent families, whether in the United States or in other countries.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Products” mean, singularly or plurally, the following owned by Seller, no matter where located (including all models and versions thereof): (i) ShufflePro, RandomPlus and PokerOne shufflers and any other shufflers; and (ii) DeckCheckers.

“Related Agreements” mean: (i) any Schedules attached to this Agreement; (ii) a bill of sale, a patent assignment, and a trademark assignment, in each case between Buyer and Seller; (iii) the Escrow Agreement; (iv) the Litigation Stipulation; (v) any Instruments of Conveyance; and (vi) the Non-Disclosure Agreement.

“RoHS” means Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003, on the restriction of the use of certain hazardous substances in electrical and electronic equipment , as amended, and implemented by European Union member states.

“Schedules” mean the schedules (dated as of the Closing Date) prepared by the Seller and attached to this Agreement.

“Shuffler and DeckChecker Intellectual Property” means the Patents, the Trademarks, and any other Intellectual Property owned by Seller that is used in any Acquired Asset, whether or not listed on any Schedule.

“Suzo Happ” shall mean any of the following including Affiliates and sub-distributors of the following: Happ Controls, Inc.; AESI; Suzo International; and Suzo-Happ Group.

“Taxes” mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, escheat, severance, value-added, consumption, stamp, occupation, property, windfall, profits, environmental, customs, or any other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

“Tax Returns” mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“TCS” shall mean any of the following including Affiliates and sub-distributors of the following: Technical Casino Supplies LTD, an English company; TCS Aces Pty. Ltd.; TCS America, Inc.; and Victoria Holdings Ltd.

“Trademarks” mean the registered trademarks, all common-law trademarks and the pending trademark applications of Seller used in the Acquired Assets, together with all goodwill symbolized thereby and associated therewith.

“Transferred Spare Parts” shall have the meaning ascribed thereto in Section 2.7(c) of this Agreement.

“Treasury Regulations” mean the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1              Basic Transaction.  The transaction contemplated in this Agreement and in the Related Agreements (the “Transaction”) shall consist of, as of the Closing Date:  (i) Buyer’s purchase of the Acquired Assets; (ii) Seller agreeing to the Non-Compete Obligations; (iii) Buyer paying Seller the Purchase Price; and (iv) the dismissal of all pending Litigation between the Parties, including, without limitation, the Parties’ execution and delivery of the Litigation Stipulation and the mutual general release, in each case as provided in Section 2.2(d).

2.2                 (a)  Acquired Assets.  On the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, as of the Closing Date, all right, title and interest, free and clear of any and all Liens, in and to each of the following:

(i)         all Products;

(ii)         all Inventory, as set forth in Schedule 4.22(a);

(iii)        the Shuffler and DeckChecker Intellectual Property, including, without limitation, the Shuffler and DeckChecker Intellectual Property set forth in Schedule 4.13(a), together with all income, royalties, damages and payments due or payable (other than accounts receivable contemplated by Section 2.2(c)(i) and installment payments due or that become due in the future under any installment contract entered into by Seller prior to the Closing Date) with respect to any periods ending after the Closing Date (including, without limitation, damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past and future infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Shuffler and DeckChecker Intellectual Property;

(iv)       [INTENTIONALLY OMITTED];

(v)        the right to receive and retain mail and other communications to the extent relating to the Inventory, the Products or the Shuffler and DeckChecker Intellectual Property from the Closing Date and thereafter;

(vi)       [INTENTIONALLY OMITTED];

(vii)      all of the following, if applicable and in existence, covering or relating to any of the Products, whether in writing, electronic data, computer software or otherwise: bills of materials, engineering drawings, diagrams and specifications, circuit diagrams, schematics, mask works, parts lists, models, files, histories, reports, certifications, user manuals, service manuals, training manuals, sales literature, technical bulletins, parts breakdowns, manufacturing work instructions, quality control work inspection criteria, submission packages to regulators, validity studies, novelty studies, clearance studies, infringement studies and any other documents or information necessary to manufacture the Products.  In this respect, a complete index of the above information and documents with respect to the DeckChecker that exist as at the Closing Date is set forth in Schedule 2.2(a)(vii).  For the avoidance of doubt, Buyer acknowledges that some of the above mentioned information and documents may never exist and some of them might have existed in the past but due to passage of time, may have gone astray;

(viii)      all lists of customers and suppliers for any of the Products; all Shuffler and DeckChecker Intellectual Property files, attorney correspondence, and prosecution file histories, including, without limitation, all original copies of issued patents and trademark registrations; all advertising, marketing and promotional materials relating to any Products; in each case regardless of whether such items are evidenced in writing, electronic data, computer software or otherwise; provided, however, that for the avoidance of doubt, any items described in this subsection (viii) which are in the possession of any of Seller’s attorneys shall be included in the Acquired Assets, and Seller agrees to instruct any such attorneys to transfer such items to Buyer; provided, further, that nothing contained in this subsection (viii) shall require Seller to transfer to Buyer any information which is subject to an attorney-client privilege between Seller and Seller’s counsel to the extent it relates to any intellectual property dispute between the Parties; and

(ix)       all Gaming Product Approvals, if any, applicable to the Products as set forth on Schedule 2.2(a)(ix) (the items in Sections 2.2(a)(vii), 2.2(a)(viii) and 2.2(a)(ix) are collectively referred to as “Seller’s Shuffler and DeckChecker Books and Records”).

(b)    Seller’s Non-Compete Obligations.

Subject to (i) Buyer’s payment to Seller at the Closing of $2,400,000 pursuant to Section 2.4 and (ii) Buyer causing the fully executed Litigation Stipulation to be filed with the clerk of the United States District Court for the District of Nevada, Seller hereby agrees to each and all of the Non-Compete Obligations, as contained in Section 7.9 hereof; provided, however, that Seller shall be relieved of the Non-Compete Obligations if (x) Buyer agrees in writing that (A) the final Inventory Adjustment (as defined in Section 2.6(a)) and (B) the Holdback Amount (as defined in Section 2.5(b)(ii)) and the Additional Amount (as defined in Section 2.5(b)(iii)) are not subject to the provisions of Section 2.5(b)(iv)(B)(1) and/or (2), but nevertheless refuses for a period of thirty (30) days following a written request by Seller to join in an instruction to the Escrow Agent to release such funds as so agreed, or (y) an arbitrator determines pursuant to a final arbitration award under Section 8.15 below that the Holdback Amount and/or Additional Amount are required to be released but Buyer objects thereto.  Except as expressly set forth in this subsection (b), under no circumstances shall Seller be relieved of the Non-

Compete Obligations, whether due to any breach by Buyer or any of its Affiliates of this Agreement, any Related Agreement or otherwise.

(c)    Excluded Assets.  Notwithstanding the foregoing, the following properties, assets and rights of Seller (the “Excluded Assets”), which would otherwise be Acquired Assets are expressly excluded from the Transaction and, as such, are not included in the Acquired Assets:

(i)         any cash, cash equivalents, or accounts receivable held by Seller, including but not limited to any trade receivables pertaining to any Acquired Assets accruing prior to the Closing Date and any installment payments due or that become due in the future under installment sale contracts entered into by Seller prior to the Closing Date;

(ii)        all stock and other ownership interests in Seller;

(iii)       all real property;

(iv)       all standard “off the shelf” personal property, such as furniture and computers;

(v)       Seller’s corporate charter and related documents, relating solely to the organization, maintenance and existence of Seller as a corporation;

(vi)      claims for and rights to receive Tax returns and refunds relating to any Acquired Assets with respect to taxable periods preceding the Closing Date;

(vii)      the Purchase Price;

(viii)     Seller’s rights under or pursuant to this Agreement or any Related Agreement;

(ix)       the Equipment (other than the items described in Section 2.7(d)); and

(x)        all production supplies, other supplies, spare parts (other than the Transferred Spare Parts) and work in progress of the Products; provided, however, with respect to any work in progress which becomes a finished Product after the Closing, Seller shall not sell, lease or license any such finished Product, but rather shall either (1) transfer such finished Product to Buyer for no additional consideration on an “as is, where is” basis or (2) scrap such finished Product.

In addition to the foregoing, Seller shall be entitled to keep and retain copies of Seller’s Shuffler and DeckChecker Books and Records and other documents pertaining to the Acquired Assets as reasonably required for purposes of compliance with tax, gaming and other applicable Laws; provided, however, that Seller shall not retain and shall promptly turn over to Buyer all originals of any such documents and shall keep the information contained in all such documents confidential, except to the extent required to be disclosed pursuant to applicable Laws.

(d) Pending Litigation; Releases.

(i)         On the Closing Date, the Parties shall:

(A)       execute and deliver a stipulation dismissing with prejudice all pending Litigation between the Parties and providing for the return to Buyer of Buyer’s $3 million deposit with the clerk of the United States District Court for the District of Nevada (the “Deposit”), and all accrued or due interest, if any, as Buyer’s sole property, in the form attached hereto as Schedule 2.2(d) (the “Litigation Stipulation”);

(B)       execute (whether on the Closing Date or thereafter) and deliver all other documents reasonably requested by Buyer to carry out the foregoing.

(ii)        Except for (A) Seller’s obligations under this Agreement or any Related Agreement, and (B) any action or claim by Buyer or any of its Affiliates against Seller or any of its Affiliates with respect to products sold or purchased by Buyer or any of its Affiliates to or from Seller or any of its Affiliates in the ordinary course of business or contractual relationships between such parties (collectively, “Buyer Carve Outs”), Buyer, on behalf of itself and its Affiliates, hereby releases Seller and its direct and indirect subsidiaries and their respective officers, directors, representatives, heirs and assigns (collectively, the “Seller Released Parties”) from any and all claims, liabilities or expenses, which Buyer or any of its Affiliates had or could have had, or whether asserted or could have been asserted, for any acts or omissions of any of the Seller Released Parties prior to the Closing Date, known or unknown, accrued or unaccrued, and liquidated or unliquidated.

(iii)       Except for (A) Buyer’s obligations under this Agreement or any Related Agreement, and (B) any action or claim by Seller or any of its Affiliates against Buyer or any of its Affiliates with respect to products sold or purchased by Seller or any of its Affiliates to or from Buyer or any of its Affiliates in the ordinary course of business or contractual relationships between such parties (collectively, “Seller Carve Outs”), Seller, on behalf of itself and its direct and indirect subsidiaries, hereby releases Buyer and its Affiliates and their respective officers, directors, representatives, heirs and assigns (collectively, the “Buyer Released Parties”) from any and all claims, liabilities or expenses, which Seller or any of its direct or indirect subsidiaries had or could have had, or whether asserted or could have been asserted (including, without limitation, with respect to the Deposit), for any acts or omissions of any of the Buyer Released Parties prior to the Closing Date, known or unknown, accrued or unaccrued, and liquidated or unliquidated.

(iv)       Each Party hereby acknowledges that such Party may hereafter discover claims or facts in addition to or different from those which such Party now knows or believes to exist with respect to the subject matter of the release contained in this Section 2.2(d) and which, if known or suspected at the time of executing this Agreement, may have materially affected such Party’s decision to enter into this Agreement.  Nevertheless, except for the Buyer Carve Outs and Seller Carve Outs, each Party expressly waives any claim, liability or expense that might arise as a result of such different or additional claims or facts, and such Party hereby acknowledges, understands and agrees that the release contained in this Section 2.2(d) extends to all claims, liabilities or expenses, whether known or unknown, suspected or unsuspected. Each Party further expressly waives and releases any rights and benefits which it has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon such Party by the provisions of Section 1542 of the Civil Code of the State of California (or any similar statute), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(v)        Notwithstanding anything to the contrary in this Agreement or in the Litigation Stipulation, each of the Parties shall bear its own legal fees and other costs and expenses in connection with the negotiation, execution and delivery of the Litigation Stipulation and the return of the Deposit to Buyer.

2.3                    Liabilities.

Notwithstanding anything to the contrary in this Agreement, Buyer is not and shall not assume or in any way become liable for any liabilities, obligations, Indebtednesses or Losses of Seller or of any nature whatsoever relating to Seller, Seller’s business, the Products, the Shuffler and DeckChecker Intellectual Property, or any of the Acquired Assets, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether liquidated or unliquidated (collectively, the “Excluded Liabilities”), including without limitation:

(a)  any of Seller’s liabilities or obligations for expenses or fees related to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the Transaction (including all attorneys, accountants, investment bankers and brokerage fees);

(b)  any of Seller’s liabilities or obligations relating to any legal action, proceeding or claim related to, arising out of or in connection with Seller or Seller’s ownership or operation prior to the Closing Date of the Seller’s business, the Products, the Shuffler and DeckChecker Intellectual Property, any of the Acquired Assets, or any other conduct, acts or omissions of Seller or Seller’s officers, directors, employees, consultants, distributors, agents or advisors relating to any of the foregoing, including, without limitation, any legal action, proceeding or claim by any Lender;

(c)  any liabilities or obligations in respect of any of the Excluded Assets (other than the payment of the Purchase Price);

(d)  any of Seller’s liabilities or obligations which Buyer may become liable for as a result of or in connection with the failure by Seller to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability; and

(e)  any of Seller’s or any of its Affiliates’ Indebtedness for royalties, distribution fees, license fees, Losses or other obligations, whether present or future, existing or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, whether under contract or for torts, to:  (i) TCS, (ii) Happ Controls, Inc., including without limitation, AESI, and Suzo Happ; (iii) Ten Stix; or (iv) any distributor, agent, licensee or representative with respect to any Product.

2.4                    Consideration.

The total consideration to be paid, in full, by Buyer for the Transaction shall be US $2,600,000 (the “Closing Purchase Price”), plus or minus the amount, if any, of the Inventory Adjustment (collectively, the “Purchase Price”); plus, as part of the Transaction, Seller shall agree to the Non-Compete Obligations and the Parties shall agree to the mutual release set forth in Section 2.2(d).

2.5                    Closing Transactions.

(a)  Closing.  Subject to the conditions set forth herein, the consummation of the Transaction (the “Closing”) shall take place at or before 10:00 a.m., Las Vegas time, on March _____, 2009 (the “Closing Date”), at which time this Agreement shall be executed and become effective.

(b)  Payment and Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing (or within the time periods specified below, where applicable):

(i)         Each Party shall execute and deliver to the other an original and a copy of this Agreement;

(ii)        Buyer shall (A) pay the Closing Purchase Price, less a portion of the Closing Purchase Price equal to Two Hundred Thousand Dollars ($200,000) (the “Holdback Amount”), by wire transfer of immediately available funds to an account which has been designated in writing by Seller to Buyer, and (B) deposit into a non-interest bearing escrow account (“Escrow Account”) established with Greenberg Traurig, LLP as escrow agent (“Escrow Agent”) the Holdback Amount to be held and distributed by Escrow Agent in accordance with an escrow agreement (“Escrow Agreement”), in the form of Exhibit A attached hereto, to be entered into at the Closing by Seller, Buyer and Escrow Agent;

(iii)       Buyer shall also deposit into the Escrow Account an amount in cash equal to Two Hundred Thousand Dollars ($200,000) (the “Additional Amount”) to be held and distributed by Escrow Agent in accordance with the Escrow Agreement;

(iv)       Seller shall deliver, transfer and convey to Buyer, free and clear of any Liens, all right, title and interest in and to all of the Acquired Assets.  With respect to any Inventory, Seller shall either (at the election of Buyer) arrange for the delivery of such properties to Buyer (at Buyer’s expense) or permit Buyer to take delivery of the Inventory at such places where the same are located as set forth in Schedule 4.22(a); provided, however, that (A) with respect to the Inventory located in the People’s Republic of China, Seller shall be solely responsible for, and shall indemnify Buyer against, any Taxes, duties, tariffs, charges, fees or other liabilities or expenses imposed by any governmental entity in connection with the transportation and exportation of such inventory within and from the People’s Republic of China, and (B) with respect to any Inventory in the possession of Suzo Happ, Seller shall use its best efforts to ensure that Suzo Happ grants Buyer full access to such Inventory (including, without limitation, for purposes of inspection and delivery arrangements), and Seller acknowledges and agrees that (1) Buyer shall be entitled to withhold, or instruct the Escrow Agent to withhold, payment of the amount, if any, of the Inventory Adjustment owing to Seller pursuant to Section 2.6(a)(iii) or (iv) in respect of such Inventory until Suzo Happ has granted Buyer full access to and the opportunity to pick up such Inventory during normal business hours following reasonable notice by Buyer, and (2) in the event Suzo Happ has not, within ninety (90) days after the Closing Date, granted Buyer full access to and the opportunity to pick up such Inventory during normal business hours following reasonable notice by Buyer, Buyer shall be entitled to receive from the Escrow Account the amount, if any, of the Inventory Adjustment owing to Seller pursuant to Section 2.6(a)(iii) or (iv) in respect of such Inventory.  Buyer agrees to use reasonable efforts to pick up any Inventory in the possession of Suzo Happ after Suzo Happ grants Buyer full access to (including but not limited to the ability to inspect such Inventory before pick up) and the opportunity to pick up such Inventory.  To evidence the transfer and conveyance of the Acquired Assets to Buyer, the Seller shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, bills of sale, assignments and assumptions, Intellectual Property assignments or other Intellectual Property conveyance documents, certificates of title, and all other instruments of conveyance, including those which are reasonably requested to effect transfer to Buyer of good and marketable title, free and clear of any Liens, to each of the Acquired Assets, including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency, it being understood that all of the foregoing shall be in such form and substance prepared by the Buyer and its counsel and incorporating reasonable comments from the Seller;

(v)        Seller shall also deliver, transfer and convey to Buyer, to the extent that the same has not been delivered, transferred or conveyed to the Buyer prior to the Closing Date:

(A) any and all appropriate documentation to be filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office, reflecting the release of all Liens on any of the Acquired Assets;

(B) duly authorized UCC-3 statements evidencing release of all Liens on any of the Acquired Assets in all jurisdictions identified by the Buyer;

(C) any other document, waiver, acknowledgement, certificate, financing statement and/or release reasonably requested by Buyer to evidence the release of any Liens on the Acquired Assets;

(D) all third party approvals, if any, that are necessary for the consummation of the Transaction, on terms reasonably satisfactory to Buyer;

(E) Shuffler and DeckChecker Books and Records, which such Shuffler and DeckChecker Books and Records shall be delivered to Buyer no later than 15 days after the Closing Date;

(F) certified copies of resolutions of Seller’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Transaction;

(G) all Related Agreements (other than Instruments of Conveyance and the Non-Disclosure Agreement) in fully-executed form by the Seller; and

(H) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the Transaction.

(vi)       Buyer shall also deliver to Seller all Related Agreements (other than Instruments of Conveyance and the Non-Disclosure Agreement) in fully-executed form by the Buyer.

2.6            Inventory Adjustment.

(a)    Within fourteen (14) days after the Closing Date, Buyer and Seller shall meet and conduct a joint inspection of the Inventory (the “Inventory Inspection”) to determine the number of Fully Qualified Deck Checkers (as defined below) and the number of Fully Qualified Shufflers (as defined below) included in the Inventory.  Upon completion of the Inventory Inspection, Seller or Buyer, as applicable, shall pay, or cause to be paid in accordance with Section 2.6(c) below, to the other Party any positive net amount determined as follows (collectively, the “Inventory Adjustment”):

(i)         Seller shall pay to Buyer an amount in cash equal to the product of (i) thirty-nine (39) minus the number of deck checkers included in the Inventory which are Fully Qualified Deck Checkers, multiplied by (ii) Seven Thousand Five Hundred Dollars ($7,500);

(ii)        Seller pay to Buyer an amount in cash equal to the product of (i) one hundred thirteen (113) minus the number of shufflers included in the Inventory which are Fully Qualified Shufflers, multiplied by (ii) Two Thousand Dollars ($2,000);

(iii)       for each deck checker in excess of thirty-nine (39) deck checkers which is included in the Inventory and which is a Fully Qualified Deck Checker, Buyer shall pay to Seller an amount in cash equal to Seven Thousand Five Hundred Dollars ($7,500); and

(iv)       for each shuffler in excess of one hundred thirteen (113) shufflers which is included in the Inventory and which is a Fully Qualified Shuffler, Buyer shall pay to Seller an amount in cash equal to Two Thousand Dollars ($2,000).

Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer shall not be required to pay Seller in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate in respect of the Inventory Adjustment pursuant to subsections (iii) and (iv) of this Section 2.6.  For purposes hereof, (a) “Fully Qualified Deck Checker” shall mean any deck checker which is included in the Inventory and which is new, fully operational, in working order and saleable, and (b) “Fully Qualified Shuffler” shall mean any RandomPlus or ShufflePro shuffler which is included in the Inventory and which is new, fully operational, in working order and saleable.  For purposes of this Section 2.6, the determination as to whether any deck checker or shuffler is fully operational, in working order and saleable shall be made in accordance with the criteria set forth on Schedule 2.6 to this Agreement.

(b)    If, either (A) after completion of the Inventory Inspection, there remains any unresolved dispute between the Parties as to whether any deck checker or shuffler is a Fully Qualified Deck Checker or Fully Qualified Shuffler, as applicable, and the parties are unable to resolve such dispute within fifteen (15) days after meeting and negotiating in good faith to resolve such dispute or (B) any Party fails to cooperate in the Inventory Inspection within the time frame set forth in Section 2.6(a) above (other than as a result of Suzo Happ’s failure to grant Buyer full access to the Inventory at Suzo Happ during normal business hours following reasonable notice by Buyer), then the Parties jointly shall promptly thereafter cause Gaming Laboratories International, LLC (“GLI”)  to perform the relevant inspection or resolve such dispute in favor of Buyer or Seller.  If GLI fails to agree to perform the relevant inspection within ten (10) days of having been requested to do so or is unable to or refuses to perform the relevant inspection or resolve such dispute within thirty (30) days after agreeing to do so, the Parties shall promptly cause BMM International (“BMM”) to perform the relevant inspection and resolve such dispute in favor of Buyer or Seller.  If BMM fails to agree to perform the relevant inspection within ten (10) days of having been requested to do so or is unable to or refuses to perform the relevant inspection or resolve such dispute within thirty (30) days after agreeing to do so, the Parties shall cause a mutually agreeable gaming testing firm to perform the relevant inspection or resolve such dispute (whichever of GLI, BMM or the other mutually agreed on firm that conducts the inspection or resolves the dispute is referred to herein as the “Inspection Firm”).  In the event either Party fails to jointly retain the Inspection Firm as required herein for a period of ten (10) days following the request by the other Party to do so, then such requesting Party shall be entitled to unilaterally take the actions required by this subsection (b) with respect to such Inspection Firm.

(i)         If either Party alone causes the Inspection Firm to perform the Inventory Inspection pursuant to subsection (b) above, such Party shall deliver prompt written notice to the other Party (the “Receiving Party”) of the results of such inspection, together with a copy of the Inspection Firm’s report (the “Inspection Notice”).

(ii)        The cost of the any review by the Inspection Firm shall be paid one-half by Seller and one-half by Buyer.

(c)    Subject to Buyer’s rights pursuant to Section 2.5(b)(iv)(B), upon the final determination of the Inventory Adjustment, either by the mutual agreement of the Parties or by determination of the Inspection Firm, the Parties shall deliver joint written instructions to the Escrow Agent, such instructions to be prepared in accordance with the Escrow Agreement and delivered within two (2) Business Days after the final determination, for purposes of instructing the Escrow Agent:

(i)         In the event the Inventory Adjustment is a positive net amount payable to Seller, to (A) pay to the Seller (1) a portion of the Additional Amount equal to the Inventory Adjustment and (2) the entire Holdback Amount, and (B) pay to Buyer an amount equal to the Additional Amount minus the Inventory Adjustment (provided such figure is a positive number);

(ii)        In the event the Inventory Adjustment is a positive net amount payable to Buyer, to (A) pay to the Buyer (1) a portion of the Holdback Amount equal to the Inventory Adjustment (provided that if the Inventory Adjustment exceeds the Holdback Amount, the Escrow Agent shall pay to Buyer the entire Holdback Amount, and Seller shall remain liable to Buyer for payment of the portion of the Inventory Adjustment which exceeds the Holdback Amount) and (2) the entire Additional Amount, and (B) pay to Seller an amount equal to the Holdback Amount minus the Inventory Adjustment (provided such figure is a positive number);

(iii)       In the event the Inventory Adjustment does not result in a positive net amount payable to either Buyer or Seller, to pay to the Seller the entire Holdback Amount and pay to the Buyer the entire Additional Amount; and

(iv)       To deduct from all payments to be made to a Party pursuant to subparts (i) though (iii) above all reasonable bank charges incurred by the Escrow Agent in connection with the payment to such Party.

(d)    The Parties agree that they will cooperate and assist in the conduct of the Inventory Inspection and any review by the Inspection Firm, including, without limitation, making available, to the extent necessary, books, records, work papers, test equipment and personnel and entering into any commercial reasonable arrangement with the Inspection Firm.

2.7  Service Contracts; Delivery of Additional Materials After Closing.

(a)    From and after the Closing, Seller agrees to use its reasonable efforts to cause each distributor of any Products not to extend or renew any service contracts with any customers with respect to such Products beyond any such contract’s current expiration date without the prior written consent of Buyer.  All such service contracts of which Seller has Knowledge are set forth in Schedule 2.7(a).

(b)    The Buyer hereby acknowledges and agrees that:

(i)         since January 1, 2009 and prior to the Closing Date, the Seller has sold and delivered certain Product finished goods to its customers or distributors, a list of such Product finished goods sold and the delivery date thereof is set forth in Schedule 2.7(b) (collectively “Recently Sold Goods”); and

(ii)        in respect of the Recently Sold Goods, the Seller is under a contractual obligation to provide a manufacturer’s product warranty of servicing the same on those standard terms and conditions set forth in Schedule 4.17 and notwithstanding anything to the contrary contained in this Agreement, any performance of its servicing obligations in accordance with the said product warranty by the Seller after the Closing Date shall not constitute a breach by the Seller of the Non-Compete Obligations of this Agreement or any infringement of Shuffler and DeckChecker Intellectual Property.

(c)    After the Closing, for no additional consideration, within a reasonable time after termination of Seller’s arrangement with Suzo Happ relating to the Products, Seller shall deliver or use its reasonable efforts to cause to be delivered to Buyer (at Buyer’s expense) all spare parts for any Products owned by Seller (save and except for those spare parts which Seller has contractually agreed to provide to Suzo Happ or allow Suzo Happ to retain possession and use pursuant to said termination arrangement and a reasonable small quantity necessary for Seller to perform its servicing obligations under the product warranty set forth under subsection (b)(ii) above) (collectively, the “Transferred Spare Parts”). All such Transferred Spare Parts shall be delivered to Buyer “as is, where is”; provided, however, that Seller hereby represents and warrants to Buyer that Seller will transfer good and marketable title to the Transferred Spare Parts, free and clear of any Liens.

(d)    Within a reasonable time after the Closing, for no additional consideration, Seller shall deliver or use its reasonable efforts to cause to be delivered to Buyer (at Buyer’s expense) the following (if applicable and in existence): all tooling, die castings, test fixtures and apparatuses, molds and equipment owned by Seller necessary to the manufacture of the Products or any parts for the Products, and all related software owned by Seller necessary to the manufacture or operation of the Products or any parts for the Products, other than commercial “off the shelf” equipment available on standard terms.  All such items delivered to Buyer pursuant to this subsection (d) shall be delivered to Buyer “as is, where is”; provided, however, that Seller hereby represents and warrants to Buyer that Seller will transfer good and marketable title to such items, free and clear of any Liens.  Seller advises Buyer that such items are all such items in existence and in Seller’s possession or control but may not be all of the items necessary to manufacture the Products in the most economical manner.

(e)    If after the Closing Seller locates, obtains possession of or acquires (with or without consideration) from any distributor or sub-distributor, including, without limitation, Suzo Happ, any Product which is a Fully Qualified Shuffler or a Fully Qualified Deck Checker which has not been counted in determining the Inventory Adjustment (each an “Additional Product”), then:

(i)         if Seller has not received (or is not entitled to receive) the entire Holdback Amount and Additional Amount, Seller shall promptly deliver (or cause to be delivered) such Additional Product to Buyer and Buyer shall pay to Seller the amounts determined as follows (the “Additional Product Adjustment”):

(A)       for each Additional Product which is a Fully Qualified Shuffler, Buyer shall pay to Seller an amount in cash equal to Two Thousand Dollars ($2,000); and

(B)       for each Additional Product which is a Fully Qualified Deck Checker, Buyer shall pay to Seller an amount in cash equal to Seven Thousand Five Hundred Dollars ($7,500);

provided, however, in no event shall the aggregate amount required to be paid by Buyer to Seller pursuant to this Section 2.7(e) exceed the Maximum Additional Product Adjustment.  For purposes hereof, “Maximum Additional Product Adjustment” means an amount equal to (1) the sum of the Holdback Amount plus the Additional Amount minus (2) the amount of the Inventory Adjustment which Seller has received (or is entitled to receive) pursuant to Section 2.6; or

(ii)        if Seller has received (or is entitled to receive) the entire Holdback Amount and Additional Amount, then Seller shall promptly deliver (or cause to be delivered) such Additional Product to Buyer for no additional consideration.

The Parties acknowledge and agree that nothing contained in this Section 2.7(e) shall operate to modify any rights or obligations of the Parties under Section 2.6 of this Agreement.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Closing Date, each of the following (with the understanding that any exception to any of the Seller’s representation or warranties disclosed on any schedule referenced in this Article IV shall be deemed disclosed with respect to any other schedule(s) referenced in this

Article IV only to the extent the applicability of such exception to such other schedule(s) is readily apparent on its face:

4.1            Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own, operate and conduct Seller’s business as now conducted and as presently proposed to be conducted.

4.2            Authorization; No Breach.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements.  No shareholder approval is required by Seller with respect to this Agreement and the Related Agreements.  The information set forth in Seller’s Form 10-Q for the period ending September 30, 2008 is true and correct as such information is applicable to the determination that no such shareholder approval is required.  Each of the individuals executing this Agreement and the Related Agreements on behalf of Seller, including Walter Stowe, is a corporate officer of Seller and has been duly authorized to execute this Agreement and the Related Agreements on behalf of Seller. This Agreement and the Related Agreements to be executed and delivered by Seller constitute valid and binding obligations of Seller, enforceable against the Seller in accordance with their respective terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as disclosed in Schedule 4.2, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transaction does not and shall not:  (i) conflict with or result in any breach of any of the provisions of; (ii) constitute a default under; (iii) result in a violation of; (iv) give any third party the right to terminate or to accelerate any obligation under; (v) result in the creation of any Lien upon any of the Acquired Assets or the Shuffler and DeckChecker Intellectual Property; or (vi) other than the filing to the relevant court for the mutual release of the Litigation, require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority or any other Person (including, without limitation, any Lender), under the provisions of Seller’s certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license, contract, understanding, commitment or other agreement or instrument to which Seller is bound or affected, or any Law to which Seller is subject.  Without limiting the generality of the foregoing, except for this Agreement, and as may be provided in any of the Related Agreements, there are no outstanding binding agreements, options, commitments or rights entered into or granted by Seller with, of or to any Person to purchase or otherwise acquire any of the Acquired Assets or any interests therein.

4.3            [INTENTIONALLY OMITTED].

4.4            [INTENTIONALLY OMITTED].

4.5            [INTENTIONALLY OMITTED].

4.6            [INTENTIONALLY OMITTED].

4.7            Liens.

There are no Liens on any of the Acquired Assets, and no Person has the right, on any basis, to assert any Lien.

4.8            Acquired Assets.

(a)    The Acquired Assets are all of the assets, whether tangible or intangible (other than Excluded Assets), owned by Seller that are used in or necessary for the manufacture of the Products, other than the Excluded Assets and the standard “off the shelf” non-Product specific property, such as furniture and computers.

(b)    Seller owns good and marketable title to each of the Acquired Assets, free and clear of any Liens.  No third Person owns any rights in or to any Acquired Asset, including any Shuffler and DeckChecker Intellectual Property.  Without limiting the generality of the foregoing, each Lender has terminated any and all Liens which such Lender had or may have had on any Acquired Asset.

(c)    The Shuffler and DeckChecker Intellectual Property are all of the Intellectual Property owned by Seller:  (x) used in, or a part of, the conduct of that portion of Seller’s business involving or relating to the Acquired Assets as currently conducted by Seller and (y) which are claimed by Seller to cover any of the Products.

(d)    All Products installed in any Legal Gaming Venue as of the Closing Date have been sold to a third party, and there are no leases, licenses or “free trial” arrangements with respect to any such Products.

(e)    As of the Closing Date, there are no products of that portion of Seller’s business involving or relating to the Acquired Assets on a “free trial,” except as disclosed in Schedule 4.8(e).

(f)    As of the Closing Date, there are no pending orders received by the Seller for any Product.

(g)    None of TCS, Suzo Happ, Ten Stix or any of their respective subsidiaries or Affiliates currently has or claims to have any right to sell or distribute, or act as a distributor, representative or agent of Seller or any of Seller’s Affiliates with respect to, any of the Products.

4.9            [INTENTIONALLY OMITTED]

4.10          [INTENTIONALLY OMITTED]

4.11          Tax Matters.

Except as disclosed in Schedule 4.11, Seller has timely filed all federal, state, local and foreign income, information and other Tax returns which are required to be filed under applicable legal requirements with respect to any of the Acquired Assets; each of same are true, complete and accurate in all material respects; and all sales Taxes and all other material Taxes, assessments and other governmental charges imposed upon Seller with respect to any Acquired Asset have been timely paid.

4.12          Contracts and Commitments.

(a)    There are no amounts due or payable by Seller or any of its Affiliates with respect to any Acquired Asset accruing prior to the Closing Date, and Seller agrees to pay, when and as due, all amounts due and payable by Seller or any of its Affiliates with respect to any Acquired Asset accruing prior to the Closing Date, including without limitation:

(i)         any contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan;

(ii)       any management agreement or contract for the employment of any officer, partner, individual employee or other person;

(iii)       any agreement or indenture (including with any Lender) relating to Indebtedness or to placing a Lien on any Acquired Asset; and

(iv)       any lease or license agreement under which Seller is lessor or licensor of any Acquired Asset.

(b)    Except as disclosed in Schedule 4.12(b) or as provided in this Agreement, there are no contracts or agreements entered into by Seller or any of its Affiliates, whether formal or informal, written or oral, currently in effect, or with any remaining obligations to Seller of any kind:

(i)         which prohibits Seller from freely engaging in business relating to any Acquired Assets anywhere in the world;

(ii)        relating to the marketing, sale, distribution, production, advertising or promotion of any Acquired Asset;

(iii)       under which Seller is obligated to indemnify any third party against any Product warranty, infringement or similar claims;

(iv)       relating to or constituting a power of attorney executed by or on behalf of Seller relating to any Acquired Asset;

(v)        that creates any existing or future, or potential Indebtedness of Seller on an Acquired Asset (including any Indebtedness to any Lender);

(vi)       with TCS, Suzo Happ, Ten Stix or any of their respective subsidiaries or Affiliates, or any distributor, representative or agent with respect to any of the Products;

(vii)      which allows or grants any rights to any Person for the manufacture, marketing, sale, distribution, production, advertising or promotion of any Acquired Asset;

(viii)     which creates any joint venture or partnership regarding any Acquired Asset;

(ix)       which affects Seller’s legal title in the Shuffler and DeckChecker Intellectual Property;

(x)        which is a beta test agreement; or

(xi)       which relates to the research and development of any Acquired Asset.

(c)    Except as disclosed in Schedule 4.12(c), with respect to any Acquired Asset:

(i)         no contract or commitment has been breached in any material respect or cancelled by the other party thereto (other than contracts or commitments which have been terminated without any further liability or obligation on the part of any party thereto);

(ii)        Seller and each of its Affiliates have performed all obligations under any contract currently in effect required to be performed by Seller or any of its Affiliates and there is no material breach of or default under any currently in effect lease, contract, commitment or other agreement to which Seller or any of its Affiliates is a party.

(d)    The termination by Seller or any of its Affiliates or expiration of any contract or agreement of Seller or any of its Affiliates, whether formal or informal, written or oral, currently in effect, concerning any Acquired Asset, will not constitute a breach of said contract or agreement, nor result in any liability to Seller or any of its Affiliates.

(e)    Seller has provided to Buyer true, correct and complete copies of all non-disclosure agreements to which Seller or any of its Affiliates is a party regarding any trade secret or computer code concerning any Acquired Asset (other than any such non-disclosure agreement with Buyer).

4.13          Shuffler and DeckChecker Intellectual Property.

(a)    Schedule 4.13(a) sets forth a complete and correct list of all Shuffler and DeckChecker Intellectual Property, including, by jurisdiction, all Patents and Trademarks.

(b)    Except as disclosed on Schedule 4.13(b) or the applicable schedule indicated below:

(i)         Seller owns and possesses all right, title and interest in and to all of the Shuffler and DeckChecker Intellectual Property;

(ii)        The Shuffler and DeckChecker Intellectual Property is not subject to any Liens, existing or threatened, and further, is not subject to any restrictions or limitations regarding use or disclosure;

(iii)       Except with respect to the claims of Buyer (the validity of which Seller does not admit): neither Seller nor any of its Affiliates has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of a third party in Seller’s or its Affiliates’ operation or commercialization of its business relating to or involving the Acquired Assets or in its or their sale, leasing, licensing or other exploitation of any Acquired Asset; no Product infringes any Intellectual Property of a third party, and no third party has made any such claim; to the best of Seller’s Knowledge, there are no facts that indicate a likelihood of any of the foregoing; and neither Seller nor any of its Affiliates has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(iv)       Seller has taken all necessary and reasonable actions to maintain and protect all of the Shuffler and DeckChecker Intellectual Property;

(v)        To the best of Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Shuffler and DeckChecker Intellectual Property, and to the best of Seller’s Knowledge, there are no facts that indicate a likelihood of any of the foregoing;

(vi)       To the best of Seller’s Knowledge, each of the claims in each of the Patents is valid and enforceable in the jurisdiction in which the particular Patent is issued or registered, and, to the best of Seller’s Knowledge, will be valid and enforceable in such jurisdiction where any such Patent is filed, but not yet issued or registered, upon issuance and registration of such Patent; and none of the Shuffler and DeckChecker Intellectual Property, to the best of Seller’s Knowledge, has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of same has been made, is currently outstanding or is threatened, and there are no grounds for the same;

(vii)      To the best of Seller’s Knowledge, each of the Trademarks is valid and enforceable in the jurisdiction in which the particular Trademark is issued or registered;

(viii)     No loss or expiration of any of the Shuffler and DeckChecker Intellectual Property is pending or, to the Knowledge of Seller, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, including, without limitation, a failure by Seller to pay any required maintenance fees);

(ix)       Neither Seller nor any of its Affiliates has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Shuffler and DeckChecker Intellectual Property;

(x)        Seller has obtained the proper execution of all inventors so as to vest full and complete title to Seller of all Shuffler and DeckChecker Intellectual Property, and other than employees of Seller and consultants who have assigned all code, underlying copyrights and other Intellectual Property to Seller, no Person has provided software coding or design work for any of the Products except as disclosed on Schedule 4.13(b)(x);

(xi)       Neither Seller nor any of its Affiliates has disclosed any of its trade secrets or other Confidential Information to any third party other than pursuant to a written, and to the best of Seller’s Knowledge, valid and binding confidentiality agreement;

(xii)      Seller has not licensed or granted a covenant not to sue respecting any Shuffler and DeckChecker Intellectual Property, except as disclosed on Schedule 4.13(b)(xii);

(xiii)     Within the last three (3) years, neither Seller nor any of its Affiliates has transferred or licensed any of the Shuffler and DeckChecker Intellectual Property to any other Person;

(xiv)     Neither Seller nor any of its Affiliates has granted any third party any rights to currently possess, access or use any source code relating to any of the Products;

(xv)      To the best of Seller’s Knowledge, none of the following documentation exists with respect to any Patent:

(A)       Validity studies; or

(B)       Novelty studies; and

(xvi)     To the best of Seller’s Knowledge, none of the following documentation exists with respect to any Product other than the Poker One shuffler:

(A)       Clearance studies; or

(B)       Infringement studies.

(c)  All claims of “small entity” status made by Seller in connection with any filings of or relating to the Patents were made by Seller in good faith.

4.14      Litigation.  Except for the Litigation:  (a) there are no (and, during the two years preceding the Closing Date, there have not been any) actions, suits, proceedings, orders or investigations pending or, to the best of Seller’s Knowledge, threatened that (i) challenge Seller’s ownership of the Acquired Assets , (ii) could result in any rescission of (A) Seller’s ownership of the Acquired Assets or (B) the transfer of the Acquired Assets to Buyer or (iii) challenge the validity or enforceability of any of the Shuffler and DeckChecker Intellectual Property, in each case at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (b) to the best of Seller’s Knowledge, there is no reasonable basis for any of the foregoing.  Neither Seller nor any of its Affiliates is subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to any of the Acquired Assets or any of the Shuffler and DeckChecker Intellectual Property.  Neither Seller nor any of its Affiliates has received any opinion or memorandum or advice from legal counsel to the effect that Seller is exposed, from a legal standpoint, to any material liabilities affecting any of the Acquired Assets or any of the Shuffler and DeckChecker Intellectual Property.  To the best of Seller’s Knowledge, there are no actual or potential claims, or any basis therefor, by Seller or any Affiliate of Seller against Buyer or any Affiliate of Buyer, other than claims in respect of sales of products made and contractual obligations entered into between Seller or one or more of its Affiliates and Buyer or one or more of its Affiliates.  Neither Seller’s current litigation with (i) Purton or (ii) Lombino challenge Seller’s ownership of the Acquired Assets or the validity or enforceability of nor seek rescission or return of any Products or Shuffler and DeckChecker Intellectual Property from Seller.

4.15          Brokerage.  There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction, based on any arrangement or agreement made by or on behalf of Seller.

4.16          [INTENTIONALLY OMITTED].

4.17          Product Warranties.  Seller hereby makes no express or implied warranties or guarantees with respect to any of the Products marketed, leased and/or sold or services rendered by it, except for:  (i) those standard terms and conditions in Schedule 4.17; (ii) those of ownership free and clear of any Liens; (iii) the ability to transfer any of same as part of the Transaction; and (iv) that each Product sold or delivered and each service rendered by Seller has been in conformity in all material respects with all applicable contractual commitments; and Seller has no material liability or obligation for replacement or repair thereof or other damages in connection therewith.  Since September 1, 2007, there have been no recalls, withdrawals or seizures with respect to any Products marketed or sold by Seller in connection with its business.

4.18          [INTENTIONALLY OMITTED].

4.19          Compliance with Laws.  Except as disclosed, as required herein, on Schedule 4.19:

(a)    Seller has complied and is in compliance in all material respects with all applicable Laws relating to the operation of that portion of its business involving or relating to the Acquired Assets and the manufacture and selling of any Acquired Asset.  The Products and their manufacture and sale are and have been in compliance in all material respects with all applicable Laws, and no notices have been received by and, to the best of Seller’s Knowledge, no claims have been filed against Seller alleging a violation of any such Laws;

(b)    Seller has not received any notice, report or information regarding any actual or alleged violation of, or any liability or potential liability arising under any Law that relates, covers or applies to the Acquired Assets; and

(c)    No officer, director, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller does not know of any of its officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time with respect to any Acquired Assets.

4.20          [INTENTIONALLY OMITTED]

4.21          Suppliers.

Schedule 4.21 sets forth a list of Seller’s suppliers for the deck checkers, including, with respect to each such supplier, a list of all parts which such supplier supplies to Seller.

4.22          Inventory.

(a)    To the Knowledge of Seller, all of the Inventory is listed in Schedule 4.22(a), including location and serial number.  The number of RandomPlus and Shuffle Pro shufflers and deck checkers set forth on Schedule 4.22(a) is true and correct.

(b)    No Person other than Seller and Suzo Happ (including, without limitation, Ten Stix) is in possession of or has any right to sell, whether as a distributor, representative, agent or otherwise, any of the Products.

(c)    Schedule 4.22(c) sets forth a true, correct and complete list of all Persons who, to the Knowledge of Seller, hold any tooling, die castings, or molds necessary to manufacture the Products or any parts for the Products.  To the Knowledge of Seller, no Persons other than those listed on Schedule 4.22(c) hold any such toolings, die castings or molds.

(d)    Except as disclosed in Schedule 4.22(d), all Inventory has been manufactured in conformity with all applicable Laws.  Seller owns all Inventory, free and clear of any Liens.

4.23          Product Liabilities.  Except as disclosed in Schedule 4.23, Seller has not had and does not have any liability (and, to the best of Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products .

4.24          Insolvency.

As of the Closing Date, Seller is not presently insolvent and does not presently intend to take any action to cause, effectuate or authorize any of the following, whether voluntary or involuntary, within the four (4) year period following the Closing Date: (a) any bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, foreclosure, winding up or relief from indebtedness, whether in a case, action or proceeding before any court or governmental entity (including any proceeding under the United States Bankruptcy Code) or otherwise; (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of Seller’s creditors generally or any portion of such creditors; or (c) any transfer of all or substantially all of Seller’s assets to any Person.  There is no basis for any Affiliate of Seller to cause, take any action to effectuate or authorize any of the foregoing or to foreclose on any of Seller’s assets.

4.25          Disclosure.  This Agreement does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  Despite any input from Buyer, each Schedule was prepared solely by Seller, and Seller is fully and solely responsible for the content of each.

4.26          Knowledge.  As used herein, the term “Knowledge” means the actual state of knowing a thing or fact.

4.27          Allocation of Risks.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions in this Agreement, are intended among other things to allocate the economic cost and the risks inherent in the Transaction and accordingly, a party shall be entitled to the indemnifications or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce such indemnification or any remedy knew or had reason to know of such breach, and any such knowledge or reason to know of such breach shall not be a defense to any indemnification, or other claims, remedies, or defenses.

4.28          Modifications.  All representations, warranties and covenants made by Seller herein in relation to the Products and the Shuffler and DeckChecker Intellectual Property shall not extend to any modifications, updates or adjustments made by Buyer or any of its Affiliates or agents after the Closing Date to the extent such modification, update or adjustment caused such representation, warranty or covenant to no longer be true.

ARTICLE V

[INTENTIONALLY OMITTED]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

6.1            Corporate Organization and Power.  Buyer is a corporation duly formed and validly existing under the laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2            Authorization.  The execution, delivery and performance of this Agreement and the Related Agreements to be executed and delivered by Buyer and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements.  No action by the board of directors of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or the Related Agreements.  This Agreement and the Related Agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

6.3            Governmental Authorities and Consents.  Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the Transaction and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

6.4            Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.5            Claims.  Except for the Litigation, to the knowledge of Buyer, there are no actual or potential claims by Buyer or any Affiliate of Buyer against Seller or any Affiliate of Seller, other than claims in respect of sales of products made and contractual obligations entered into between Buyer or one or more of its Affiliates and Seller or one or more of its Affiliates.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1            Survival of Representations and Warranties.  The representations and warranties in this Agreement and the Schedules attached hereto shall survive the Closing, as follows:

(a)       any representations and warranties respecting any Tax Matters shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof);

(b)       any representations and warranties in Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization; No Breach), 4.7 (Liens), 4.8 (Acquired Assets), 4.12 (Contracts and Commitments), 4.13

(Shuffler and DeckChecker Intellectual Property), 4.15 (Brokerage), 4.24 (Insolvency), 4.26 (Knowledge) and 4.27 (Allocation of Risks) shall terminate on the third anniversary of the Closing Date;

(c)    notwithstanding subsection (b) of this Section 7.1, any representations and warranties of Seller relating to any Lender (together with the representations and warranties described in subsection (b), the “Fundamental Reps”) shall terminate on the day after the expiration of the applicable statute of limitations; and

(d)    all other representations and warranties in this Agreement shall terminate on the first anniversary of the Closing Date, provided that any representation or warranty in respect of which indemnity may be sought under Section 7.2, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the claim for indemnification shall have been given to the Party against whom such indemnity may be sought prior to such time.  The representations and warranties in this Agreement and the Schedules attached hereto shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or Seller, or the Knowledge of any of Buyer’s or Buyer’s officers, directors, shareholders, employees or agents or the acceptance by Buyer or Seller of any certificate or opinion hereunder.  Seller makes no representations or warranties other than set forth in this Agreement and in the Schedules, and in any Related Agreement.  Each of the Seller and the Buyer makes no representations or warranties other than set forth in this Agreement.

7.2              General Indemnification.

(a)  Indemnification by Seller for Benefit of Buyer. Seller hereby fully indemnifies and holds harmless Buyer, Buyer’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns and Buyer’s Affiliates (collectively, “Buyer Indemnitees”), and save, defend and hold each of the Buyer Indemnitees harmless against and pay on behalf of or reimburse such Buyer Indemnitees as and when incurred for any Losses (including, without limitation, Seller’s payment, when otherwise due by any Buyer Indemnitee, of any of Buyer Indemnitee’s attorneys’ fees or legal costs) which any such Buyer Indemnitee may suffer, sustain, have alleged against it, or become subject to, as a result of, in connection with, relating or incidental to by virtue of, arising out of, or from:  (i) any breach of any representation or warranty made by Seller in or under this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto; (ii) any nonfulfillment or breach of any covenant, obligation, or agreement by Seller under or in this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto; (iii) any liability or obligation of Seller or any Loss related thereto arising from any Excluded Liability or Excluded Asset, including, without limitation, any liability or obligation (or any Loss related thereto) to, or any Lien asserted or claimed by, any Lender; (iv) any breach or noncompliance by Seller of Section 8.13 hereof; (v) any Indebtedness, Loss or right claimed by any of TCS, Suzo Happ, Ten Stix, Purton or Lombino against Seller or against Buyer in connection with this Agreement, the transactions contemplated hereby and/or the actions, omissions or agreements of Seller (other than with respect to Buyer’s actions or omissions in picking up the Inventory from Suzo Happ pursuant to Section 2.5(b)(iv)(B)); (vi) any Indebtedness or Loss suffered or alleged against Buyer or any Buyer Indemnitee attributable to any act or omission of Seller occurring prior to the Closing Date, including, without limitation, with respect to any Lender; and (vii) any action, claim or Indebtedness or Loss alleged by Seller or any Affiliate of Seller against Buyer or any Affiliate of Buyer which existed as of the Closing Date, whether known or unknown, accrued or unaccrued, or liquidated or unliquidated (other than with respect to any breach of this Agreement or any Related Agreement by Buyer or products sold or purchased by Seller or any Affiliate of Seller to or from Buyer or any Affiliate of Buyer in the ordinary course of business or contractual relationships between such parties).  (The items in (i) through (vii) are individually and collectively referred to herein as a “Buyer Indemnitee Claim”).  Seller shall not have the right to deny indemnification coverage under this Agreement to Buyer or its Affiliates based on the mere fact that Buyer or an Affiliate of Buyer manufactured, sold, leased, licensed, marketed, distributed or used any Acquired Asset (in the same condition as existed as of the Closing) in compliance with the applicable (if any) Gaming Permits and/or Gaming Product Approvals, after Closing.

(b)    Indemnification by Buyer for Benefit of Seller.  Buyer hereby fully indemnifies and holds harmless Seller, Seller’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns and Seller’s Affiliates (collectively “Seller Indemnitees”) and save, defend and hold each of the Seller Indemnitees harmless against and pay on behalf of or reimburse such Seller Indemnitees as and when incurred for any Losses (including, without limitation, Buyer’s payment, when otherwise due by any Seller Indemnitee, of any of Seller Indemnitee’s attorneys’ fees or legal costs) which any such Seller Indemnitee may suffer, sustain, have alleged against it , or become subject to, as a result of, in connection with, relating or incidental to by virtue of, arising out of, or from:  (i) any breach of any representation or warranty of Buyer in or under this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto; (ii) any nonfulfillment or breach of any covenant, obligation or agreement by Buyer under or in this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto; (iii) any Indebtedness or Loss of Seller or any of Seller’s Affiliates, with respect to any Acquired Asset or Buyer’s conduct of its business relating to the Acquired Assets, which arises from an act or omission of Buyer occurring after the Closing Date (other than any Excluded Liability and any Indebtedness or Loss resulting from any breach, or which would constitute a breach, by Seller or its Affiliates of this Agreement), including, without limitation, any Indebtedness (or any Loss related thereto) to, or any Lien asserted or claimed by, any creditor of Buyer regarding an Acquired Asset; and (iv) any action, claim or Indebtedness alleged by Buyer or any Affiliate of Buyer against Seller or any Affiliate of Seller which existed as of the Closing Date, whether known or unknown, accrued or unaccrued, or liquidated or unliquidated (other than with respect to any breach of this Agreement or any Related Agreement by Seller or products sold or purchased by Buyer or any Affiliate of Buyer to or from Seller or any Affiliate of Seller in the ordinary course of business or contractual relationships between such parties) (the items in (i), (ii), (iii) and (iv) are individually and collectively referred to herein as a “Seller Indemnitee Claim”).  Buyer shall not have any indemnification obligation under this Agreement, and neither Seller nor any Affiliate of Seller shall be entitled to any indemnification coverage under this Agreement, based on the mere fact that Buyer or an Affiliate of Buyer manufactured, sold, leased, licensed, marketed, distributed or used any Acquired Asset (in the same condition as existed as of the Closing) in compliance with the applicable (if any) Gaming Permits and/or Gaming Product Approvals, after Closing.

(c)    Defense of Claims.  Any Party making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing and, if by a third party, promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it; and, in all events, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall defend such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and (subject to the limitations set forth below) shall assume the defense thereof by appointing an AV-rated counsel experienced in the subject matter of such claim and reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further, that:

(i)         the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that, as long as the Indemnitor is defending, at its sole cost, and paying, currently and as incurred, all legal fees and litigation costs and expenses of the Indemnitee, the fees and expenses of such separate counsel shall be borne by the Indemnitee; but further, if Indemnitor is in breach of any provision of Section 7.2(c), then, notwithstanding any other provisions contained in this Agreement, the Indemnitee shall have the right to control the defense and settlement of such claim, with counsel of its own choosing, and all at Indemnitor’s sole expense;

(ii)        the Indemnitor shall not be entitled to assume control of such defense and shall, as incurred by the Indemnitee, pay the legal fees and litigation expenses of counsel retained by the Indemnitee if:  (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation,   future business prospects, or any regulatory licenses, Gaming Permits, or Gaming Product Approvals; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (E) the Indemnitee reasonably believes that the Loss relating to such claim for indemnification could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Section 7.2; or (F) the Indemnitor is not in full compliance with each condition set forth in Section 7.2(c)(i) through 7.2(c)(iv);

(iii)       if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation:  (A) there is any risk or jeopardy to any Gaming Permit or Gaming Product Approval held by the Indemnitee; (B) injunctive or other equitable relief will be imposed against the Indemnitee; (C) such settlement does not expressly, finally and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without any prejudice to the Indemnitee; (D) such settlement involves the Indemnitee relinquishing, limiting, or reducing any of its rights under this Agreement or any Related Agreement; (E) any settlement adversely affects the economic value of any of the Acquired Assets or the operation thereof, or any other part of any Intellectual Property owned by Buyer; or (F) the settlement requires any payment by the Indemnitee; and

(iv)       so long as an Indemnitor is not in breach of this Section 7.2(c), then the Indemnitor shall not be obligated hereunder for any settlement entered into by an Indemnitee without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld.  In any event, Buyer shall be entitled to settle any claim at its own expense.

(d)    With respect to any Buyer Indemnitee Claim, Seller’s maximum aggregate indemnification obligations for any of Buyer’s Losses under this Section 7.2 (the “Seller’s Cap”) shall be the Purchase Price; provided, however, that any attorneys’ fees, court costs, or other litigation expenses related to any Buyer Indemnitee Claim shall be excluded from and not part of the Seller’s Cap.

(e)    With respect to any Seller Indemnitee Claim, Buyer’s maximum indemnification obligations for any of Seller’s Losses shall be $1.0 million (the “Buyer’s Cap”), provided, however, that any attorneys fees, court costs or other litigation expenses related to any Seller Indemnitee Claim shall be excluded from and not part of the Buyer’s Cap.

(f)    A Buyer Indemnitee shall not be entitled to indemnification under Section 7.2(a)(i) unless the aggregate of all of Seller’s indemnification obligations under Section 7.2(a)(i) exceeds Twenty Thousand Dollars ($20,000.00) (the “Deductible”); but in such event, the Buyer Indemnitees shall be entitled to indemnification in full for all claims under Section 7.2(a)(i); provided, however, that Seller shall not be entitled to the benefit of the Deductible with respect to any breach of any Fundamental Rep or to the extent any breach of a representation or warranty involved actual fraud.  In the event that an indemnification claim could be made by Buyer under both Section 7.2(a)(i) and any other subsection of Section 7.2(a), for the avoidance of doubt, Seller shall not be entitled to the benefit of the Deductible with respect to such claim.

(g)    A Seller Indemnitee shall not be entitled to indemnification under Section 7.2(b)(i) unless the aggregate of all of Buyer’s indemnification obligations under Section 7.2(b)(i) exceeds the amount of the Deductible; but in such event, the Seller Indemnitees shall be entitled to indemnification in full for all claims under Section 7.2(b)(i); provided, however, that Buyer shall not be entitled to the benefit of the Deductible to the extent any breach of a representation or warranty involved actual fraud.  In the event that an indemnification claim could be made by Seller under both Section 7.2(b)(i) and any other subsection of Section 7.2(b), for the avoidance of doubt, Buyer shall not be entitled to the benefit of the Deductible with respect to such claim.

(h)    If a Party is liable or responsible for a Loss, the Loss shall also accrue interest at the Applicable Rate, beginning when the Loss is due to be paid to the other Party, and continuing until paid in full.

(i)     No Party shall have the right to rescind this Agreement.

7.3              Press Release and Announcements.  After the Closing, the Parties shall issue a joint press release in the form attached hereto as Exhibit B within the time period required by applicable Laws.  As required by any applicable Laws, each of Buyer and Seller shall be permitted to issue its own related filings regarding the Closing of the Transaction provided that the text of such filings are, to the extent permitted by applicable Laws, not inconsistent with the joint press release and that each Party shall not make any adverse comment or disparagement about the Acquired Assets or the other Party’s business or products in its own related filings.  Notwithstanding the foregoing or anything in this Agreement to the contrary, neither Party shall issue a press release containing any allocation of the consideration relating to the Transaction, except that such allocation may be reflected in any financial statements included with any such press release.

7.4              Expenses.  Except as otherwise expressly provided in Section 7.5 below, each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transaction.  Without limiting the foregoing, each Party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the Transaction.

7.5              Further Transfers.  Both prior to and after Closing, Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action (including without limitation, all documents described or required under Section 2.5(b)) as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer, as contemplated by this Agreement, to Buyer of the Acquired Assets (including with respect to the transference of all Gaming Product Approvals, authorizations, accreditations and consents, if any, in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights (including ownership) in the Acquired Assets (collectively “Instruments of Conveyance”).  Seller hereby designates Buyer as Seller’s attorney in fact and law for the purposes of executing any Instruments of Conveyance relating to any Shuffler and DeckChecker Intellectual Property which are not timely (but no later than 30 days from Seller’s receipt) executed by Seller.  Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Acquired Assets; provided that each Party shall reimburse the other Party for such other party’s reasonable out-of-pocket expenses in connection therewith.  Seller agrees that, subsequent to the Closing, it shall refer all customer inquiries with respect to the Acquired Assets to Buyer.  Seller further agrees that if, after the Closing, Seller discovers any Additional Books and Records (as defined below) or Additional Tools (as defined below) which Seller reasonably believed were not in existence as of the Closing and which were not previously transferred to Buyer (such items shall be referred to herein as “Discovered Items”), then (a) promptly following such discovery, for no additional consideration, Seller shall transfer such Discovered Items to Buyer and (b) any such Discovered Items which are Additional Books and Records shall automatically and without further action by either Party become Acquired Assets for purposes of this Agreement.  For purposes hereof, (x) the term “Additional Books and Records” shall mean any of the following which is owned by and in the possession of Seller: bills of materials, engineering drawings, diagrams and specifications, circuit diagrams, schematics, mask works, parts lists, models, files, histories, reports, certifications, user manuals, service manuals, training manuals, sales literature, technical bulletins, parts breakdowns, manufacturing work instructions, quality control work inspection criteria, submission packages to regulators, validity studies, novelty studies, clearance studies, infringement studies and any other documents or information necessary to manufacture the Products, and (y) the term “Additional Tools” shall mean tooling, die castings, test fixtures and apparatuses, molds and equipment and related software owned by Seller necessary to manufacture the Products or any parts for the Products, other than commercial “off the shelf” equipment available on standard terms.

7.6            Confidential Information.  The Non-Disclosure Agreement between Seller and Buyer, dated December 17, 2008 (the “Non-Disclosure Agreement”), shall remain in full force and effect after any Closing of the Transaction, according to its terms; provided, however, that Buyer shall not be restricted as to the use or disclosure of any information acquired by Buyer pursuant to: this Agreement; any Schedules; or the Acquired Assets.

7.7            Sales and Transfer Taxes.  Except as provided in Section 2.5(b)(iv), Seller, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyance and similar Taxes (but not income Taxes) that may be imposed on the transfers of the Transaction (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the Transaction), together with any and all penalties, interest and additions to Tax with respect thereto.  Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Taxes described in the immediately preceding sentence.  Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar Tax and fee documentation.

7.8            [INTENTIONALLY OMITTED]

7.9            Covenant Not to Compete, Solicit or Hire.

(a)      Seller hereby acknowledges and agrees:  that it is familiar with Seller’s Shuffler and DeckChecker Business (as defined below), its trade secrets and other Confidential Information; that Buyer would be irreparably damaged if Seller, were to engage in the Shuffler and DeckChecker Business; and, in any such event, that any such competition by Seller would result in a significant loss of goodwill by Buyer in respect of the Acquired Assets being acquired by Buyer.  Seller hereby acknowledges and agrees that the covenants and agreements, and Seller’s, present and future adherence thereto, all as set forth in this Section 7.9 were, are, and continue to be a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if Seller breached the provisions of this Section 7.9.  Therefore, subject to the provisions of Section 2.2(b), in further consideration of the Purchase Price, Seller hereby agrees that, (i) on the Closing Date and continuing thereafter for a period of seven (7) years, Seller shall not, directly or indirectly, either for itself or through any other Person, engage or participate in the Shuffler and DeckChecker Business and/or any related designing, licensing, leasing, developing, manufacturing, packaging, marketing, distributing or selling of the Products, anywhere in the world, and (ii) from the Closing Date and continuing thereafter, Seller shall not, directly or indirectly, either for itself or through any other Person, infringe, violate or misappropriate any Intellectual Property of Buyer relating to any of Buyer’s shuffler or deck checker products, including, without limitation, the Shuffler and DeckChecker Intellectual Property (collectively, the “Non-Compete Obligations”) (it being understood and agreed that nothing herein will prevent Seller, or any Acquirer from engaging in slot machine sales, leases and licenses and the manufacture, marketing and/or sale of other table game products not related to shufflers or deck checkers, such as gaming chips).  For purposes of this Agreement, (i) the term “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee or otherwise (other than by ownership of less than ten percent (10%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person, and (ii) “Shuffler and DeckChecker Business” means the manufacture, marketing and/or sale of shuffler and/or deck checker products.    Seller agrees that the Non-Compete Obligations are reasonably designed to protect Buyer’s substantial investment and is reasonable with respect to its duration, geographical area and scope.  Notwithstanding anything to the contrary herein or in any Related Agreement, the Parties acknowledge and agree that the Non-Compete Obligations shall survive any termination of this Agreement and any Related Agreement.

(b)    If, at the time of enforcement of any of the provisions of this Section 7.9, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area.  The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(c)    If Seller (w) breaches; (x) threatens to commit a breach of; (y) challenges or contests, in any way, either directly or indirectly; or (z) assists any Person who is so challenging or contesting, any of the provisions of the Non-Compete Obligations, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i)         the right and remedy to have the Non-Compete Obligations specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Non-Compete Obligations would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii)        the right and remedy to require Seller to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by Seller as the result of any transactions constituting a breach of the Non-Compete Obligations.

(d)    Nothing in this Agreement shall prevent or prohibit Buyer from:  (i) selling, leasing or licensing products that have functionality that is similar to, identical to, or overlap with functionality in any of the Excluded Assets; or (ii) selling, leasing, or licensing products which are the same as, substantially similar to, or compete with any Shuffler or DeckChecker Business.

(e)    Nothing contained in this Section 7.9 shall constitute or imply a license, at any time, to Seller, for any of the Shuffler and DeckChecker Intellectual Property after Closing.

7.10            [INTENTIONALLY OMITTED].

7.11            Regulatory.  Due to the highly regulated nature of Buyer’s and Seller’s business, prior to execution of this Agreement, each Party shall have the right to perform such due diligence on the other as may be required by any gaming regulators in those jurisdictions where either Party possesses any licenses, or such due diligence as either Party believes it is required to conduct.  Both prior to and on an on ongoing basis, each Party shall fully and reasonably cooperate with the other related to such due diligence.  Notwithstanding any of the provisions contained in this Agreement to the contrary, either Party shall have the right to immediately terminate any ongoing relationship (including without limitation this Agreement) with the other if such other Party takes any action or fails to take any action that jeopardizes any of the other Party’s Gaming Permits, licenses or approvals, or in the event that such Party’s relationship with the other in any way jeopardizes or puts at risk any of such Party’s Gaming Permits, licenses or approvals, but any such termination shall not, in any way, alter, reduce, modify or amend any of the rights granted to either Party in this Agreement or in any Related Agreement, nor Buyer’s ownership of all right, title and interest in and to the Acquired Assets after Closing.

7.12          Gaming Products Approval.  For any Gaming Product Approvals applicable to both an Acquired Asset and an Excluded Asset, Seller shall use commercially reasonable effort to transfer such Gaming Products Approval to the maximum extent possible, including by segregating or partially assigning such Gaming Products Approval to the extent allowable by the applicable gaming, certifying agency, governmental, regulatory or lab authority.

ARTICLE VIII

MISCELLANEOUS

8.1            Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that:  (i) any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived; and (ii) any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived.  No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

8.2            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given:  (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid); or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless a Party changes the address to which notice may be sent to such Party under this Section 8.2 by delivering written notice of such change to the other Party in the manner set forth above, all notices, demands and communications to Seller and Buyer shall be deemed to have been given if delivered in the manner set forth above to the addresses indicated below:

Notices to Seller:

Elixir Gaming Technologies, Inc.

6650 Via Austi Parkway, Suite 170, Las Vegas, Nevada 89119

Telecopy No. (702) 617-4736

Attn: Walt Stowe

Email: waltstowe@elixirgaming.com

with a copy to:

(which shall not constitute notice to Seller)

Greenberg Traurig, LLP

3161 Michelson Drive

Suite 1000

Irvine, CA 92612

Telecopy No. (949) 732-6501

Attn: Daniel K. Donahue

Email: donahued@gtlaw.com

Notices to Buyer:

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, NV  89119

Telecopy No. (702) 270-5326

Attn:  Jerome R. Smith

Email:  jsmith@shufflemaster.com

with a copy to:

(which shall not constitute notice to Buyer):

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626

Telecopy No. (714) 979-1921

Attn:  William J. Simpson

Email:  billsimpson@paulhastings.com

8.3            Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, acquirers, and permitted assigns; provided, however, Section 7.9 shall not be binding upon any successor to Seller in a merger, consolidation or sale of all or substantially all of Seller’s assets unless the shareholders of Seller immediately prior to the consummation of such transaction hold, directly or indirectly, at least 50% of the voting shares of such successor immediately following such transaction.  This Agreement and any of the rights, interests or obligations hereunder may be assigned or delegated by either Party to another Person, but provided:  (i) such Person’s rights are subject to the non-assigning Party’s rights hereunder; and (ii) the assigning Party shall remain liable for its obligations under this Agreement.

8.4            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.5            Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Unless the context otherwise requires, the use of the word “including” herein shall mean “including without limitation.”  The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the other representation, warranty or covenant.  The fact that certain language was in draft of this Agreement but is not in the final version of this Agreement shall not be given any interpretative meaning.

8.6            Entire Agreement.  This Agreement, the Related Agreements and the Schedules and Exhibits hereto contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and, except as otherwise provided herein, supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.  No Party has entered into this Agreement based on or as a result of any promise, understanding, agreement, representation or warranty of the other Party, unless any of same are expressly stated, in writing, in this Agreement as an agreement, representation or warranty of said other Party.  Without limiting the generality of the foregoing, no provision contained in any prior draft of this Agreement which is not expressly set forth herein shall be binding upon or admissible as evidence of the intent of the Parties.

8.7            Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.8            Governing Law.  THE LAW OF THE STATE OF NEVADA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA.  IT SHALL BE A MATERIAL BREACH OF THIS AGREEMENT IF EITHER SELLER OR BUYER CHALLENGES, OBJECTS TO, OR VIOLATES ANY PROVISION IN THIS SECTION 8.8.

8.9            No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, Buyer and Seller confirm that each of it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.10          Injunctions, Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, notwithstanding the provisions of Section 8.15 hereof, each of the Parties agrees that the other Party shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.  Such Party may, in addition to any other remedy to which they may be entitled, at law or in equity, seek an injunction or specific performance in an action instituted in any court in Clark County, Nevada; provided, however, if the Party sought to be enjoined is not subject to personal jurisdiction in Clark County, Nevada, such action may be instituted in any court of the United States or any state thereof having jurisdiction over such Party and the matter (subject to the provisions set forth in Section 8.8).

8.11          No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.12          No Relationship.  This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or fiduciary relationship between Seller and Buyer.  Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third Persons.

8.13          Bulk Transfer Laws.  Seller hereby agrees that it is responsible for compliance with any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets.

8.14          Schedules.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  However, nothing in any Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.  No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception:  (i) to a representation or warranty unless such representation or warranty calls for exceptions set forth on the Schedules; or (ii) to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable Schedule.

8.15          Parties’ Submission to Jurisdiction.  Subject to the provisions of Sections 8.8 and 8.10 hereof, each of Seller and Buyer submit to the exclusive jurisdiction of binding arbitration under the American Arbitration Association and the courts located in Clark County, Nevada, for any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined, initially in such a binding arbitration proceeding, and, as required, with any judgment to be filed with and enforced by any appropriate court in Clark County, Nevada, and in any other jurisdiction, as necessary.  Subject to the provisions of Section 8.10 hereof and except for the purposes of enforcing an arbitration award, and unless a Nevada court determines that it does not have the power to enforce such an arbitration award, a Party shall not be entitled to bring any action or proceeding arising out of or relating to this Agreement in any other forum.  Nothing in this Section 8.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that an award or judgment in any arbitration, action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  The prevailing party in any such arbitration, action or proceeding shall be entitled to its reasonable attorneys’ fees, in addition to any other remedies, at law or in equity.  It shall be a material breach of this Agreement if either Seller or Buyer challenges, objects to or violates any provision of this Section 8.15.  Further, and without limiting the generality of the foregoing, Seller agrees that Seller shall not challenge the validity or enforceability of any of the Shuffler and DeckChecker Intellectual Property in any action or proceeding arising out of or relating to this Agreement, including, without limitation, any such action or proceeding which seeks an injunction or specific performance.

8.16          Circumvention.

Neither Party shall use, form or dissolve any affiliated entity or related body corporate which, in any manner, directly or indirectly, circumvents, avoids or reduces the rights or obligations of a Party hereunder, or the intent of this Agreement, nor shall either Party transfer or assign any assets or liabilities with the intent, purpose or effect of doing or causing any of same.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date and year first written above.

ELIXIR GAMING TECHNOLOGIES, INC.  (“Seller”)

By
Printed Name:
Title:

SHUFFLE MASTER, INC.  (“Buyer”)

By
Printed Name: Jerome R. Smith
Title: Executive Vice President, General Counsel,
and Corporate Secretary